Exhibit 4.8
KWOK PING SUN
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
ACE EXCEL LIMITED
AND
ACE CAPTAIN HOLDINGS LIMITED

SHARE SUBSCRIPTION AGREEMENT

Dated July 30, 2010
ORRICK, HERRINGTON & SUTCLIFFE
43rd Floor Gloucester Tower
The Landmark
15 Queen’s Road Central
Hong Kong

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SHARE SUBSCRIPTION AGREEMENT
     THIS SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made on July 30, 2010 by and among:
(1)	KWOK PING SUN , an individual holding the Hong Kong identity card numbered P590331(2) (the “Founder”);

(2)	NOBAO RENEWABLE ENERGY HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands, with its registered address at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands (the “Company”);

(3)	ACE EXCEL LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands, with its registered office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“ACE Excel”); and

(4)	ACE CAPTAIN HOLDINGS LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands, with its registered office at Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“ACE Captain”, together with ACE Excel, the “Investors”, and each an “Investor”).
The Founder, the Company and the Investors are hereinafter collectively referred to as the “ Parties” and individually as a “Party”.
RECITALS
     A. The Company desires to issue and allot to the Investors and the Investors desire to subscribe for 5,538,376 ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”) in aggregate on the terms and conditions set forth in this Agreement;
     B. The Founder owns one hundred percent (100%) of the issued and outstanding share capital of Tai Feng Investments Limited, a BVI business company incorporated under the laws of the British Virgin Islands, with its registered address at P.O. Box 957, Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands (the “Founder Holdco”) prior to the Closing (as defined below) (on a fully diluted basis), free and clear of any Encumbrance (as defined below);
     C. Each of the Founder Holdco, China Environment Fund III, L.P. and Wide Safety International Limited owns sixty-one point nine percent (61.9%), thirty-four point eight percent (34.8%) and three point three percent (3.3%), respectively, of the issued and outstanding share capital of the Company prior to the Closing;
     D. The Company owns hundred percent (100%) equity interest in Eastern Well Holdings Limited , a limited liability company incorporated under the

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laws of the Hong Kong, with its registered address at Room 03, 21/F., Far East Consortium Building, 121 Des Voeux Road Central, Hong Kong (the “HK Subsidiary”) (on a fully diluted basis), which in turn owns hundred percent (100%) equity interest in Nuoxin Energy Technology (Shanghai) Co., Ltd. , a limited liability company incorporated under the laws of the PRC (as defined below), with its registered address at No. 4, Lane 118, Yonghe Road, Shanghai, its legal representative being the Founder (“Shanghai Nuoxin”) (on a fully diluted basis) and in Jiangxi Nobao Electronics Co., Ltd. , a limited liability company incorporated under the laws of the PRC, with its registered address at Development Zone, Gongqing City, Jiangxi, its legal representative being the Founder (“Jiangxi Nobao, together with Shanghai Nuoxin, the “PRC Subsidiaries” and each, a “PRC Subsidiary”) (on a fully diluted basis); and
     E. The PRC Subsidiaries are engaged in the business of providing energy management solutions utilizing ground source heat pump technologies, and such other related business activities, including those set forth in their respective business licenses (the “PRC Subsidiary Principal Business”).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. DEFINITIONS
     1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

“Action”	has the meaning set forth in Section 10 of Exhibit C.

“ADSs”	has the meaning set forth in Section 5.11.

“Affiliate”	with respect to a specified Person means (a) in the case of an individual, such Person’s spouse and lineal descendants (whether natural or adopted) or any trust formed and maintained solely for the benefit of such Person, such Person’s spouse and/or such lineal descendants, (b) in the case of any Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified, and (c) in the case of an Investor being an investment fund (or a Subsidiary of an investment fund), the term “Affiliate” shall include any other investment fund (or a Subsidiary of any such investment fund) managed by the same manager of the Investor (or, if the Investor is a Subsidiary of an investment fund, the same manager of the investment fund of which the Investor is a Subsidiary).

“Agreement”	has the meaning set forth in the preamble of this Agreement.

“Applicable Laws”	means, with respect to any Person, relevant provisions of any

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or “Applicable Law”	constitution, treaty, statute, law, regulation, ordinance, code, rule, final judgment, rule of common law, order, decree, award, injunction, government approval, concession, grant, franchise, permit, license, agreement, directive, legal requirement, or other published governmental restriction or any similar form of published decision of, or determination by, or interpretation and administration of any of the foregoing by, any Governmental Authority, applicable and having legal effect to such Person or any of its assets or undertakings.

“Arbitration Notice”	has the meaning set forth in Section 9.4(b).

“Business Day”	any day (excluding Saturdays, Sundays and public holidays in Hong Kong or the PRC) on which banks generally are open for business in Hong Kong and the PRC.

“Centre”	has the meaning set forth in Section 9.4(c).

“Closing”	has the meaning set forth in Section 3.1.

“Company”	has the meaning set forth in the preamble of this Agreement.

“Confidential Information”	has the meaning set forth in Section 7.1.

“Confidentiality Agreement”	has the meaning set forth in Section 18 of Exhibit C.

“Constitutional Documents”	means, with respect to any Person, the certificate of incorporation, memorandum of association, articles of association, joint venture agreement, shareholders agreement, or similar constitutive documents for such Person.

“Contract”	means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license, permit, or binding understanding, whether or not in writing.

“Control”	(including the correlative meanings of the terms “Controlling,” “Controlled by” and “under common Control with”) means, with respect to any Person, direct or indirect possession of the power to direct or cause the direction of the management or policies (with respect to operational or financial control or otherwise) of such Person, whether through the ownership of securities, by contract or otherwise.

“Disclosure Schedule”	has the meaning set forth in Section 4.

“Dispute”	has the meaning set forth in Section 9.4(a).

“Encumbrance”	means (a) any mortgage, charge, pledge, lien, hypothecation, deed of

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trust, title retention, security interest, or other similar third-party rights of any kind securing or conferring any priority of payment in respect of any obligation of any Person, any other restriction or limitation; (b) any easement or covenant granting a right of use or occupancy to any Person; (c) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, right of pre-emptive negotiation, or refusal or transfer restriction in favor of any Person; (d) any adverse claim as to title, possession, or use, and includes any agreement or arrange for any of the same.

“Environmental Laws”	has the meaning set forth in Section 21(a) of Exhibit C.

“Environmental Licenses”	has the meaning set forth in Section 21(b) of Exhibit C.

“ESOP”	means the 2010 Performance Incentive Plan of the Company adopted by its board of directors on March 2, 2010 for the issuances of up to an aggregate of 5,000,000 Ordinary Shares (or options to purchase such Ordinary Shares) to directors, officers, employees and third party consultants and advisors of any Group Company, as amended from time to time.

“Financial Statements”	has the meaning set forth in Section 6(a) of Exhibit C.

“Founder”	has the meaning set forth in the preamble of this Agreement.

“Governmental Authority”	means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Group Companies”	means the Company, the HK Subsidiary, the PRC Subsidiaries and all other direct or indirect Subsidiaries of the foregoing, and the “Group Company” means any of the Group Companies.

“HK Subsidiary”	has the meaning set forth in the recitals of this Agreement.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“IFRS”	means the International Financial Reporting Standards developed by, and the International Accounting Standards adopted by, the International Accounting Standards Board as in effect from time to time. For the purposes of Section 4.1 and Exhibit C, “IFRS” shall mean such International Financial Reporting Standards as in effect as of the date of this Agreement and as of the date of the Closing.

“Investors” and	have the respective meanings set forth in the preamble of this

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“Investor”	Agreement.

“IPO”	means, with respect to a Person, the firm commitment underwritten initial public offering of its equity interest.

“knowledge”	means, with respect to a Person’s “knowledge,” the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business Person would have made or exercised in the management of his or her business affairs, including due inquiry of those officers, directors, key employees and professional advisers (including attorneys, accountants and consultants) of the Person and its Affiliates. Without limiting the generality of the foregoing sentence, the Company’s knowledge includes knowledge which should have been acquired by the Company after making due inquiry of the Founder.

“Material Adverse Effect”	means a material adverse effect on the condition (financial or otherwise), assets relating to, or results of operation of or business (as presently conducted and currently proposed to be conducted) of the Person(s) specified.

“Material Contracts”	has the meaning set forth in Section 9(a) of Exhibit C

“Ordinary Shares”	has the meaning set forth in the recitals of this Agreement.

“Party” and “Parties”	have the respective meanings set forth in the preamble of this Agreement.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture (including a sino-foreign equity joint venture or sino-foreign cooperative join venture), an unincorporated organization and a Governmental Authority.

“PRC”	means the People’s Republic of China, solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“PRC Subsidiary” and “PRC Subsidiaries”	have the respective meanings set forth in the recitals of this Agreement.

“PRC Subsidiary Principal Business”	has the meaning set forth in the recitals of this Agreement.

“Proprietary Assets”	means all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and

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applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing.

“Registered Intellectual Property”	means, with respect to a Person, all Proprietary Assets of such Person, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.

“Restated Articles”	has the meaning set forth in Section 2.1.

“Securities Act”	has the meaning set forth in Section 5(b) of Exhibit C.

“Series A Shares”	means Series A redeemable convertible preferred shares, par value US$0.0001 per share, of the Company.

“Subscribed Shares”	has the meaning set forth in Section 2.2.

“Subscription Price”	has the meaning set forth in Section 2.2.

“Subsidiary”	means, with respect to any given Person, any other Person that is not a natural person and that is Controlled by such given Person.

“Termination Date”	has the meaning set forth in Section 8.1.

“US$”	means the lawful currency of the United States of America.
     1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided:
          (a) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular;
          (b) all accounting terms not otherwise defined herein have the meanings assigned under IFRS;
          (c) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement;
          (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

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          (e) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;
          (f) all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise;
          (g) “include”, “includes”, “including”, and other words of similar import are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import;
          (h) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement;
          (i) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
          (j) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated; and
          (k) this Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.
2. AGREEMENT TO PURCHASE AND ALLOT SHARES
     2.1 Authorization. As of the Closing, the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of at least 5,538,376 Ordinary Shares having the rights, preferences, privileges and restrictions, if any, as set forth in the Amended and Restated Memorandum and Articles of Association of the Company adopted on January 15, 2010 (the “Restated Articles”) and in this Agreement.
     2.2 Agreement to Purchase and Sell. Subject to the terms and conditions hereof, the Company hereby agrees to issue and allot to each Investor, and each Investor hereby agrees to purchase from the Company, on the date of the Closing, 2,769,188 Ordinary Shares, free and clear of any Encumbrance except as set forth in the Restated Articles, at a price equal to US$2.1667 per Ordinary Share, each amounting to an aggregate purchase price of US$6,000,000 (the “Subscription Price”) (for the avoidance of doubt, the aggregate number of Ordinary Shares to be subscribed by the Investors under this Agreement is 5,538,376 Ordinary Shares and the aggregate subscription price payable by the Investors under this Agreement is US$12,000,000). The Ordinary Shares to be subscribed pursuant to this Agreement will be collectively hereinafter referred to as the “Subscribed Shares”. Immediately after the Closing contemplated under this Agreement, the shareholding of each Investor and other shareholders of the Company (on a fully diluted and as converted basis) shall be as set forth in Exhibit A.
3. CLOSINGS; DELIVERIES

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     3.1 Closing. The purchase and sale of the Subscribed Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date that is one (1) Business Day after the satisfaction or waiver of all the conditions set forth in Section 6 hereto, or at such other time and date as may be mutually agreed upon by the Company and the Investors.
     3.2 Closing Deliveries. At the Closing:
          (a) each Investor shall pay its Subscription Price by wire transfer of immediately available funds to the account designated by the Company with the following details, or by such other payment methods as may be mutually agreed upon by the Company and the Investors:

Bank name:	Bank of New York
SWIFT:	IRVTUS3N
ABA:	021000018

Account name:	Pershing LLC
Account number:	8900512385

Further Credit name:	Nobao Renewable Energy Holdings Ltd
Further Credit number:	219-739257
          (b) unless otherwise waived by the Investors in writing, the Company shall (i) enter each Investor in the register of members of the Company as a holder of the number of Subscribed Shares it has subscribed hereunder evidencing such number of Subscribed Shares as having been issued and credited as fully paid; (ii) deliver to each Investor a copy of the register of members of the Company certified as a true copy by a director of the Company reflecting the issuance of the Subscribed Shares subscribed by such Investor; and (iii) deliver to each Investor all other items required at the Closing under Section 6. Additionally, within three (3) Business Days after the Closing, the Company shall deliver to each Investor a share certificate registered in its name evidencing the number of Subscribed Shares subscribed by such Investor.
4. REPRESENTATIONS AND WARRANTIES
     4.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors, except as set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Exhibit B (which Disclosure Schedule shall be deemed to modify the representations and warranties set forth in this Agreement) that the representations and warranties set forth in Exhibit C are true as of the date hereof and will be true as of the date of the Closing (except for such representations and warranties that speak as of a particular date, in which case, such representations and warranties shall be true as of such date).
     4.2 Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company that the following representations and warranties are true as of the date hereof and will be true as of the date of the Closing with respect to such Investor (except for such representations and warranties that speak as of a particular date, in which case, such representations and warranties shall be true as of such date):

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          (a) The Subscribed Shares will be acquired for investment purposes for such Investor’s own accounts, not as a nominee or agent. By executing this Agreement, such Investor further represents that it has not been organized for the sole purpose of acquiring the Subscribed Shares.
          (b) Such Investor understands and acknowledges that the issuance of the Subscribed Shares to it will not be registered or qualified under the Securities Act, or any applicable securities laws on the grounds that the offering and sale of Subscribed Shares contemplated by this Agreement and the issuance of Subscribed Shares hereunder is exempt from registration or qualification under the Securities Act, and that the Company’s reliance upon these exemptions is predicated upon such Investor’s representations in this Agreement. Such Investor further understands that no public market now exists for any of the Subscribed Shares issued by the Company to it and the Company has given no assurances that a public market will ever exist for such Subscribed Shares.
          (c) Such Investor is either (i) an “accredited investor” within the meaning of the SEC Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) a “Non-U.S. Person” as defined under Rule 902 of Regulation S under the Securities Act.
5. COVENANTS
     5.1 Use of Proceeds from the Sale of Subscribed Shares. Unless otherwise agreed by the Investors, the Company covenants that the proceeds from the issuance of the Subscribed Shares shall be used exclusively by the Group Companies to expand their business under the energy management contract model and for working capital and other general business activities in the PRC Subsidiary Principal Business.
     5.2 Business of the Company. Unless otherwise agreed by the Investors, the Company covenants that the business of the Company shall be restricted to the holding, management and disposition of an equity interest in the HK Subsidiary.
     5.3 Business of the HK Subsidiary. Unless otherwise agreed by the Investors, the Company covenants that the business of the HK Subsidiary shall be restricted to the holding, management and disposition of an equity interest in each PRC Subsidiary.
     5.4 Business of the PRC Subsidiaries. Unless otherwise agreed by the Investors, the Company covenants that the business of each PRC Subsidiary shall be restricted to the PRC Subsidiary Principal Business.
     5.5 Equity Compensation. Unless otherwise agreed by the Investors, the Company shall not (and shall procure other Group Company not to) directly or indirectly issue Ordinary Shares, share options or other forms of equity of any Group Company as compensation to employees, officers, directors or consultants, except in accordance with the ESOP.
     5.6 Conduct of Business. Between the date hereof and the date of the Closing, the Company covenants that each Group Company shall conduct its respective business in the same manner as heretofore and may pass resolutions and enter into Contracts for so long as they are effected in the ordinary course of business, unless otherwise contemplated by this Agreement (including, without limitation, the future financing as provided in Section 5.14 of this Agreement) or agreed by the Investors.

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     5.7 Notice of Changes. Without prejudice to Section 8, between the date hereof and the date of the Closing, if the Company or the Founder becomes aware of any fact or event that could reasonably be expected to cause a Material Adverse Effect on the Group Companies taken as a whole or on the Company or on any PRC Subsidiary, the Company or the Founder shall give prompt written notice thereof to each Investor and each Investor may, after its receipt of such notice, terminate this Agreement by written notice without any penalty whatsoever and without prejudice to any rights that such Investor may have under this Agreement or Applicable Law.
     5.8 Further Assurance. Each of the Company and the Founder shall (a) cooperate with each Investor to provide all due diligence reasonably requested by such Investor; and (b) take all necessary and appropriate corporate and other actions to consummate the transactions contemplated by this Agreement, including the satisfaction of the Closing conditions set forth in this Agreement (other than the Closing conditions provided in Sections 6.7 and 6.8 hereof), and executing and delivering all such other certificates, instruments and documents necessary to give effect to the terms and intent of this Agreement.
     5.9 Compliance. The Company shall at all times ensure that none of the Group Companies will be in violation of any Applicable Law, including without limitation Applicable Law in respect of the conduct of its business or the ownership of its properties. The Founder shall at all times comply with all Applicable Laws.
     5.10 Non-Compete Covenants. The Founder shall not, and shall procure none of his Affiliate will, directly or indirectly, either by himself or in conjunction with or through any other Person, engage or participate in or be connected with or be interested in any business competing with the business of any Group Company.
     5.11 Sale after IPO. The Company will, after its IPO, use its best reasonable endeavors at its own cost to coordinate with and assist each Investor to sell Ordinary Shares or American depositary shares (“ADSs”) representing the Ordinary Shares in the public market (including without limitation prompt delivery of necessary legal opinions from the Company’s counsel in forms reasonably satisfactory to the depositary of its ADSs and other reasonable assistance during such Investor’s sale of shares under Rule 144 promulgated by the United States Securities and Exchange Commission under the Securities Act).
     5.12 Information Rights. The Company covenants and agrees that, commencing on the date of Closing, it will, or will be caused to:
          (a) deliver to each Investor audited annual consolidated financial statements of the Company, within ninety (90) days after the end of each fiscal year, prepared in accordance with IFRS and audited by a one of the four largest international accounting firms;
          (b) deliver to each Investor unaudited quarterly consolidated or combined financial statements and management accounts and information of the Company, within thirty (30) days after the end of each quarter, which shall be prepared in accordance with IRFS;
          (c) deliver to each Investor the annual business plan and budget of the Group Companies for the following fiscal year as approved by the Company’s board of directors, within forty-five (45) days prior to the end of each fiscal year;

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          (d) keep true and accurate books of account and records of the Group Companies in accordance with IFRS;
          (e) notify each Investor of all matters that may cause a Material Adverse Effect to the Group Companies taken as a whole within a reasonable period of time;
          (f) notify each Investor of any progress in relation to any IPO of any Group Company with a reasonable period of time; and
          (g) within ten (10) days after each meeting of the shareholders of the Company or the passing of any resolution by the shareholders of the Company, provide to each Investor with copies of any papers tabled at such meeting, minutes of such meeting or any signed resolutions.
The Company further covenants and agrees that all financial statements to be provided to each Investor pursuant to this Section 5.12 shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to date and comparisons to annual budget.
     5.13 Lockup. Each Investor agrees that, upon request by the underwriters managing the IPO of the Company, such Investor will enter into a customary lockup agreement with the underwriters before the public filing of the Company’s registration statement for its IPO under which such Investor shall agree, without the prior written consent of such underwriters, not to sell or otherwise transfer or dispose of any Ordinary Shares (other than those permitted to be included in the registration and other transfers to Affiliates permitted by Applicable Law) for a period of time specified by such underwriters no greater than 180 days from the effective date of the registration statement covering such IPO or the pricing date of such IPO as may be requested by such underwriters (whichever is later); provided that (i) each of the other shareholders of the Company signs a substantially same lockup agreement and agrees to the same terms and conditions described in this Section 5.13, and (ii) if each of the other shareholders of the Company signs a lockup agreement substantially in the form attached hereto as Exhibit E, each Investor shall sign a lockup agreement substantially in the same form provided that the “initial Lock-Up Period” therein shall not exceed 180 days after the date of the Underwriting Agreement (as defined in Exhibit E), and any extension of the Lock-Up Period (as defined in Exhibit E) pursuant to the third and fourth paragraphs therein is not substantially longer than as set forth in Exhibit E. Notwithstanding the foregoing, if the underwriters managing such IPO agree to release any other shareholder of the Company from such lockup, the Company shall use its best endeavors to procure that each Investor shall be released from such lockup to the maximum extent that any other shareholder of the Company is so released.
     5.14 Future Financings. Each Investor agrees that it will use best reasonable endeavors to facilitate the Company’s future financings from private equity and other strategic investors after the Closing.
     5.15 Legal Opinions. The Company and the Founder shall jointly and severally cause each of the Cayman Islands counsel, Hong Kong counsel and PRC counsel to the Company to, within thirty (30) days after the Closing, deliver to the Investors a legal opinion addressed to the Investors in form and substance reasonably satisfactory to the Investors.

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     5.16 Termination of Covenants. Notwithstanding anything to the contrary in this Agreement, all of the obligations of the Company and the Founder contained in this Section 5 (except the obligations in Section 5.11 (Sale after IPO)) and all of the obligations of the Investors contained in this Section 5 (except the obligations in Section 5.13 (Lockup)) shall terminate upon the completion of IPO of the Company.
6. CLOSING CONDITIONS
     The obligation of each Investor to purchase the Subscribed Shares at the Closing is subject to the fulfillment on or prior to the Closing, to the satisfaction of such Investor, or waiver by such Investor, of the following conditions:
     6.1 Representations and Warranties. The representations and warranties made by the Company in Exhibit C hereof shall be true, correct and complete in all respects, as of the date hereof and as of the date of the Closing, with the same force and effect as if they were made on and as of such date.
     6.2 Performance of Obligations. Each of the Company and the Founder shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.
     6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated under this Agreement shall be completed and satisfactory in substance and form to the Investors, and the Investors shall have received all such counterpart copies of such documents as it may reasonably request.
     6.4 No Material Adverse Effect. Since the date of this Agreement, no Group Company has suffered a Material Adverse Effect.
     6.5 Compliance Certificate. The Company shall deliver to the Investors a certificate, dated the date of the Closing, signed by a director of the Company and the Founder, certifying that closing conditions set forth in this Agreement have been fulfilled.
     6.6 Approvals, Consents and Waivers. Each of the Company and the Founder shall have obtained all approvals, consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, (a) all permits, authorizations, approvals or consents of any Governmental Authority or other Person, and (b) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Subscribed Shares at the Closing.
     6.7 No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law that has the effect of making any of the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting any of the items above mentioned.
     6.8 Due Diligence. The Investors shall have completed their legal, financial, technical, business and personnel due diligence investigation of the Group Companies, the Founder and the key employees and potential hires currently in discussion of any Group Company to its satisfaction.

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7. CONFIDENTIALITY AND NON-DISCLOSURE
     7.1 Confidentiality. From the date hereof until (i) the closing of the IPO of any Group Company, or (ii) one (1) year after the Termination Date, whichever is earlier, each Party shall, and shall cause any Person who is Controlled by such Party to, keep confidential the terms, conditions, and existence of this Agreement, the identities of any of the Parties, and other information of a non-public nature received from any other Party or prepared by such Party exclusively in connection herewith or therewith (collectively, the “Confidential Information”) except as the Company and the Investors shall mutually agree otherwise; provided, that any Party hereto may disclose Confidential Information or permit the disclosure of Confidential Information (a) to the extent required by Applicable Law or the rules of any stock exchange; provided that such Party shall, where practicable and to the extent permitted by Applicable Law, provide the other Parties with prompt written notice of that fact and use all reasonable endeavors to seek (with the cooperation and reasonable endeavors of the other Parties) a protective order, confidential treatment or other appropriate remedy; and in such event, such Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable endeavors to keep such information confidential to the extent reasonably requested by any such other Parties, (b) to its officers, directors, employees, agents, underwriters, and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and where such Person are under appropriate nondisclosure obligations, (c) in the case of an Investor, its fund manager, other funds managed by its fund manager and their respective auditors, counsel, directors, officers, agents, employees, shareholders, partners or investors for the purposes of fund reporting or inter-fund reporting so long as the Investor advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and where such Person are under appropriate nondisclosure obligations, (d) to its current or bona fide prospective investors, investment bankers and any Person otherwise providing substantial debt or equity financing to such Party so long as the Party advises each Person to whom any Confidential Information is so disclosed as to the confidential nature thereof and where such Person are under appropriate nondisclosure obligations and (e) to facilitate the IPO of the Company (including without limitation filing a copy of this Agreement as an exhibit to the registration statement or any other similar offering document in connection with such IPO). For the avoidance of doubt, Confidential Information does not include information that (i) was already in the possession of the receiving Party before such disclosure by the disclosing Party other than as a result of (A) a breach by the receiving Party of this Section 7 or (B) a breach of a confidentiality obligation by a third party discloser, where the breach was known to the receiving Party, (ii) is or becomes available to the public other than as a result of (A) disclosure by the receiving Party in violation of this Section 7 or (B) a breach of a confidentiality obligation by a third party discloser, where the breach was known to the receiving Party, or (iii) is or becomes available to the receiving Party from a third party not known by the receiving Party to be in breach of any legal or contractual obligation not to disclose such information to it.
     7.2 Press Releases. The Parties shall not make any announcement regarding the consummation of the transaction contemplated by this Agreement and any related documentation in a press release, conference, advertisement, announcement, professional or trade publication, marketing materials or otherwise to the general public without the prior written consent of both the Company and the Investors.

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8. TERMINATION
     8.1 Termination of Agreement. Subject to other provisions herein, this Agreement and the transactions contemplated by this Agreement shall terminate (a) at the election of the Company or any Investor on or after the seventh (7th) Business Day after the date of this Agreement (such elected date hereinafter referred to as the “Termination Date”), if the Closing shall not have occurred on or before the Termination Date; provided that (i) the terminating Party is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.1 shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure of the Closing to be consummated by the Termination Date (for the avoidance of doubt, any failure to fulfill the Closing conditions provided in Sections 6.7 and 6.8 hereof shall not be deemed a “material default” or “breach” by the Company or the Founder as the terms are used in the foregoing items (i) and (ii)); or (b) upon the mutual consent in writing of the Company and the Investors.
     8.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 8.1 above, then this Agreement shall become void and have no further effect; provided, that no Party shall be relieved of any liability of any nature for a breach of this Agreement or for any misrepresentation hereunder, nor shall such termination be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.
     8.3 Survival. Notwithstanding any provision to the contrary, the provisions of Section 7 (Confidentiality and Non-Disclosure), this Section 8 (Termination), Section 9.3 (Governing Law) and Section 9.4 (Dispute Resolution) shall survive any expiration or termination of this Agreement.
9. MISCELLANEOUS
     9.1 Binding Effect; Assignment. This Agreement shall be binding on and shall enure for the benefit of the successors, heirs, executors and administrators and permitted assignees of the Parties hereto but shall not be capable of being assigned by the Founder or the Company without the prior consent in writing of the Investors. This Agreement and the rights and obligations herein may be assigned and transferred by an Investor to any Person without the written consent of the other Parties hereto.
     9.2 Expenses. Each Party shall pay all of its own costs and expenses incident to its negotiation, preparation, execution and delivery of this Agreement and any other related documentation and the performance of and compliance with all agreements and conditions contained herein or therein on its part to be performed or complied with, including the fees, expenses, taxes, duties and disbursements of any counsel and/or accountants that it may have retained; provided that the Company agrees if the Closing has occurred, it shall bear fifty percent (50%) of all actual and documented financial due diligence expenses incurred by the Investors in connection with the transaction contemplated hereby; provided, further, that such amount reimbursed by the Company shall not exceed US$50,000.
     9.3 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong.
     9.4 Dispute Resolution.

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          (a) Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute. Such consultation shall begin immediately after any Party has delivered written notice to any Party to the Dispute requesting such consultation.
          (b) If the Dispute is not resolved within fifteen (15) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).
          (c) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three (3) arbitrators. The claimants shall collectively choose one (1) arbitrator, the respondents shall collectively choose one (1) arbitrator and the two (2) arbitrators shall jointly select the third (3rd) arbitrator who shall serve as the chairman of the arbitral tribunal. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.
          (d) The arbitration proceedings shall be conducted in English. The arbitral tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as administered by the Centre at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.4 shall prevail.
          (e) The arbitrators shall decide any Dispute submitted by the Parties strictly in accordance with the substantive law of Hong Kong; provided that when the published laws of Hong Kong do not cover a certain matter, international legal principles and practices shall apply.
          (f) Each Party to the arbitration shall cooperate with the other Parties to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.
          (g) The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitral tribunal.
          (h) When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.
          (i) The award of the arbitral tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.
          (j) Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

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          (k) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.
     9.5 Entire Agreement. This Agreement and any transaction agreement the execution of which is contemplated hereunder and the schedules and exhibits hereto and thereto constitute the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior written or oral understandings or agreements with respect to the subject matter hereof and thereof.
     9.6 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party, upon delivery; (b) when sent by facsimile at the number set forth on Exhibit D hereto, upon receipt of confirmation of error-free transmission; (c) three (3) days after deposit in the mail as air mail or certified mail, postage prepaid and addressed to the other Parties as set forth on Exhibit D hereto; or (d) one (1) day after deposit with an overnight delivery service, postage prepaid, addressed to the other Parties as set forth on Exhibit D hereto with next day delivery guaranteed. A Party may change or supplement the facsimile number or mailing addresses given in Exhibit D, or designate an additional facsimile number or mailing addresses, for purposes of this Section 9.6 by giving, the other Parties written notice of the new facsimile number or mailing addresses in the manner set forth above.
     9.7 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of the Parties hereto. Any amendment or waiver effected in accordance with this Section 9.7 shall be binding upon all Parties hereto, and their respective permitted assigns.
     9.8 Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any waiver of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any Party shall be cumulative and not alternative.
     9.9 Severability. The illegality, invalidity or unenforceability of any provision of this Agreement under any law does not affect its legality, validity or enforceability under any other law nor the legality, validity or enforceability of any other provision.
     9.10 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Series A Shares or Ordinary Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or the Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

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     9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     9.12 Several Liability of the Investors. The liability of the Investors under this Agreement shall be several and not joint and several.
[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written

FOUNDER:
)
EXECUTED AS A DEED	)
)
SIGNED SEALED AND DELIVERED	)
)
by KWOK PING SUN	)
)
the holder of Hong Kong	)
)
ID Card No. P590331 (2))
)
in the presence of:	)
)

Name of Witness: Song Ping	)
Address of Witness: Build 4. No. 150, Yong He Road, Shanghai	)

[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

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     IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
COMPANY:
For and on behalf of
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED

By:
Name:	KWOK PING SUN
Title:	Director
[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

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     IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
INVESTOR:
For and on behalf of
ACE EXCEL LIMITED

By: Name:	PHEN, CHUN SHING VINCENT
Title:	AUTHORIZED SIGNER
[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

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     IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.
INVESTOR:
For and on behalf of
ACE CAPTAIN HOLDINGS LIMITED

By: Name:	PHEN, CHUN SHING VINCENT
Title:	AUTHORIZED SIGNER
[SIGNATURE PAGE TO SHARE SUBSCRIPTION AGREEMENT]

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LIST OF EXHIBITS

Exhibit A	Shareholding Ratio

Exhibit B	Disclosure Schedule

Exhibit C	Representations and Warranties

Exhibit D	Notice

Exhibit E	Form of Lockup Agreement

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EXHIBIT A
SHAREHOLDING RATIO

Shareholding Ratio
(on an as-converted and fully
Shareholders	diluted basis)
Ace Excel	1.205%
Ace Captain	1.205%
Founder Holdco	59.07%
China Environment Fund III, L.P.	33.18%
Wide Safety International Limited	3.17%
ESOP	2.17%

TOTAL	100%

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EXHIBIT B
DISCLOSURE SCHEDULE
The following are exceptions to the representations, warranties, covenants and agreements of Nobao Renewable Energy Holdings Limited (the “Company”), contained in the Share Subscription Agreement (the “Agreement”), dated July 30, 2010, by and among the Company, the Investors named therein (the “Investors”) and other parties thereto, pursuant to which the Investors will subscribe and the Company will issue and allot to the Investors 5,538,376 ordinary shares, par value US$0.0001 per share, of the Company on the terms and conditions set forth in the Agreement. The section numbers in this Disclosure Schedule correspond to the section numbers in the Exhibit C of the Agreement; provided, however, that any information disclosed herein shall be deemed incorporated into and made a part of the representations and warranties of the Company in the Agreement and disclosed and incorporated into any other sections of this Disclosure Schedule where such disclosure would be appropriate and reasonably apparent in the context of the disclosure herein, whether or not repeated under any section number where such disclosure might be deemed appropriate. Any terms defined in the Agreement shall have the same meaning when used in this Disclosure Schedule as when used in the Agreement, unless otherwise provided. Notwithstanding any materiality qualifications in any of the Company’s representations, warranties, covenants and agreements in the Agreement, for administrative ease, certain items have been included herein that are not considered by the Company to be material to the business, assets or results of operations of the Company. The inclusion of any item hereunder shall not be deemed to be an admission by the Company that such item is material to the business, assets or results of operations of the Company nor shall it be deemed an admission of any obligation or liability to any third party. This Disclosure Schedule and the information and disclosures contained in this Disclosure Schedule are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.
2. Capitalization.
     (a) The transactions with respect to the issuance or transfer of any shares of the Company are as follows:

	Date of Sale or		Consideration
Purchaser	Issuance	Number of Shares	in U.S. dollars
Kwok Ping Sun	September 30, 2008	50,000 ordinary shares	50,000
	January 15, 2010	3,863,844 ordinary shares	Pursuant to share swap
Tai Feng Investment Limited	April 19, 2010	135,894,620 ordinary shares[1]	Pursuant to share split[2]
Wide Safety International Limited	January 15, 2010	729,676 ordinary shares	Pursuant to share swap

[1]	These ordinary shares of the Company were initially transferred by Mr. Kwok Ping Sun to Tai Feng Investment on April 8, 2010.

[2]	The Company effected a one for ten share split on April 19, 2010.

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China Environment Fund III, L.P.	January 15, 2010	7,359,720 Series A preferred shares	Pursuant to share swap
	April 19, 2010	73,597,200 Series A preferred shares	Pursuant to share split[2]
		2,743,820 ordinary shares	Pursuant to share split[2]
     The Company has issued options under the ESOP to purchase a total of 4,635,180 Ordinary Shares. Each of the grantees of such options has entered into an option agreement with the Company.
     (a) and (e) :
     Shareholders Agreement dated January 15, 2010 between the Company and its shareholders.
     Right of First Refusal and Co-sale Agreement dated January 15, 2010 between the Company and its shareholders.
     Amended and Restated Option Agreement No.2 dated April 8, 2010 between China Environment Fund III, L.P., Kwok Ping Sun, Tai Feng Investment Limited and the Company.
     The Restated Articles.
3. Subsidiaries; Group Structure.
     The following diagram illustrates the current structure of the Group Companies.

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6. Financial Statements.
(e) The Company and Jiangxi Nobao have entered into the following loan agreements.

Date of the
Loan
Agreement	Borrower	Lender	Security
January 8, 2009	Jiangxi Nobao		collaterized by Jiangxi Nobao’s land use rights
June 25, 2010	Company	FV Investment Alpha Five Limited	N/A
     Reference is made to Section 9 of this Disclosure Schedule.
7. Title to Properties and Assets.
     Certain land use rights of Jiangxi Nobao is subject to the Encumbrance pursuant to the Loan Agreement dated January 8, 2009 between Jiangxi Nobao and Gongqing City Finance Management Investment Co., Ltd. ().
     The Lease Agreement of Office Building dated November 1, 2009 between the Founder and Shanghai Nuoxin is not registered with the relevant PRC Government Authority.
8. Status of Proprietary Assets.
(a) Jiangxi Nobao has obtained the registered trademark of “” which is classified under registered trademark categories of home electronic appliances and corporate services in China. In addition, Jiangxi Nobao has applied for trademark registration of the “” and “Econobao” brands and logos which are classified under registered trademark categories of building construction and maintenance services in China.
9. Material Contracts and Obligations.
     Shareholders Agreement dated January 15, 2010 between the Company and its shareholders.
     Right of First Refusal and Co-sale Agreement dated January 15, 2010 between the Company and its shareholders.
     Share Exchange Agreement dated January 15, 2010 between the Company and its shareholders.
     Contract for the Grant of State-owned Land Use Rights dated July 4, 2005 between Gongqing City Bureau of Land, Environmental Protection and Construction and Jiangxi Nobao.

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     Contract for the Grant of State-owned Land Use Rights dated April 16, 2009 between Gongqing City Bureau of Land, Environmental Protection and Construction and Jiangxi Nobao.
     Lease Agreement of Office Building dated November 1, 2009 between Mr. Kwok Ping Sun and Shanghai Nuoxin.
     Employment Agreements between the Company and its senior executive officers including Kwok Ping Sun, Ping Song, Arthur Wong, Jun Chen, Tao Chen and Jian Xiong.
     Indemnification Agreements dated April 17, 2010 between the Company and Kwok Ping Sun, Ping Song and Shelby Chen.
     Amended and Restated Option Agreement No.2 dated April 8, 2010 between China Environment Fund III, L.P., Kwok Ping Sun, Tai Feng Investment Limited and the Company.
14. Registration Rights.
     The Company has granted certain registration rights in the Shareholders Agreement dated January 15, 2010 between the Company and its shareholders.
15. Activities Since Financial Statement.
     On April 28, 2010, the Company publicly filed a Registration Statement on Form F-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with a proposed IPO (the “Registration Statement”). The Registration Statement is on the SEC’s official website. On May 4, 2010, May 17, 2010 and June 1, 2010, the Company amended the Registration Statement. On June 4, 2010, the Company withdrew the Registration Statement.
     Loan Agreement with FV Investment Alpha Five Limited dated June 25, 2010.
17. Interested Party Transactions.
     Reference is made to the Company’s disclosures under the title “Related Party Transactions” in the Registration Statement, as amended.
18. Employment Matters.
     Shelby Chen, the director of the Company, has been a partner of Tsing Capital, a fund advisory company that is the advisor to China Environment Funds. Mr. Chen also serves as board member of Beijing Sound-Puhua Technology Co.,Ltd., Zhuhai Biofan Environmental Technology Co., Ltd., SureAuto Corporation and SunPreme Inc.

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24 Insurance.
     Jiangxi Nobao currently holds an insurance policy (No. 00015807) dated December 31, 2009.

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EXHIBIT C
REPRESENTATIONS AND WARRANTIES
1.	Organization, Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted, and to perform each of its obligations hereunder to which it is a party. Each Group Company is qualified or licensed to do business and is in good standing (or equivalent status in the relevant jurisdiction) in each jurisdiction where failure to be so qualified or licensed could have a Material Adverse Effect. Each Group Company is not in receivership or liquidation; no steps have been taken to enter into liquidation; and no petition has been presented for winding up any Group Company; and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any Group Company.

2.	Capitalization.
(a)	Immediately prior to the Closing, the share capital of the Company is US$50,000, consisting of the following:
(i)	Ordinary Shares. A total of 400,000,000 authorized Ordinary Shares, of which 145,935,200 Ordinary Shares are issued and outstanding.

(ii)	Preferred Shares. A total of 100,000,000 authorized Series A Shares, of which 73,597,200 Series A Shares are issued and outstanding.

(iii)	Options, Warrants, Reserved Shares. The Company has reserved 73,597,200 Ordinary Shares for issuance upon the conversion of the Series A Shares. Except for (A) the conversion privileges of the Series A Shares; (B) the transactions contemplated by this Agreement; and (C) the transactions as disclosed in the Disclosure Schedule, there are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or Contracts with respect to the issuance or transfer of any shares of the Company. Except as set forth in the preceding sentence, in the Restated Articles or in the Disclosure Schedule, no shares (including the Subscribed Shares) of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase

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such shares (whether in favor of the Company or any other Person).
Each of the Founder Holdco, China Environment Fund III, L.P. and Wide Safety International Limited owns sixty-one point nine percent (61.9%), thirty-four point eight percent (34.8%) and three point three percent (3.3%) of the issued and outstanding share capital of the Company respectively immediately prior to the Closing, free and clear of any Encumbrance.

(b)	HK Subsidiary. Immediately prior to the Closing, the HK Subsidiary has 70,000,000 authorized ordinary shares, par value US$0.001, of which 14,593,520 shares are issued and outstanding, and 30,000,000 authorized preference shares, par value US$0.001, of which 7,359,720 shares are issued and outstanding, and the Company owns hundred percent (100%) of the issued and outstanding shares of the HK Subsidiary (on a fully diluted basis) which is free and clear of any Encumbrance. There are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or Contracts with respect to the issuance or transfer of any shares of the HK Subsidiary. No shares of the HK Subsidiary’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the HK Subsidiary are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the HK Subsidiary or any other Person).

(c)	Shanghai Nuoxin Registered Capital. Immediately prior to the Closing, the registered capital of Shanghai Nuoxin is US$29,800,000, US$16,000,000 of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority. The HK Subsidiary owns hundred percent (100%) of the registered capital of Shanghai Nuoxin (on a fully diluted basis), which is free and clear of any Encumbrance. There are no subscriptions, options, warrants, conversion privileges, pre-emptive or other rights or Contracts with respect to the issuance or transfer of any equity interest or registered capital, or any securities convertible into or exchangeable for any equity interest or registered capital, of Shanghai Nuoxin.

(d)	Jiangxi Nobao Registered Capital. Immediately prior to the Closing, the registered capital of Jiangxi Nobao is US$15,000,000, all of which has been contributed in full and duly verified by a certified accountant registered in the PRC, and the verification report was timely filed with the relevant PRC Governmental Authority. The HK Subsidiary owns hundred percent (100%) of the registered capital of Jiangxi Nobao (on a fully diluted basis), which is free and clear of any Encumbrance. There are no subscriptions, options, warrants, conversion privileges, pre-emptive or

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other rights or Contracts with respect to the issuance or transfer of any equity interest or registered capital, or any securities convertible into or exchangeable for any equity interest or registered capital, of Jiangxi Nobao.

(e)	No Encumbrance. Except for the transactions contemplated under this Agreement, none of the Company, the Founder Holdco, the Founder or any of their respective Affiliates is a party to any Contracts by which any of them is bound or obligated to transfer or assign or create any Encumbrance on any interest, economic or otherwise, in any equity interests of any Group Company to any Person. Except as disclosed in the Disclosure Schedule, there is no other Contracts between or among any Founder and/or any other shareholder of any Group Company with respect to the ownership or voting or Control of any Group Company.
3.	Subsidiaries; Group Structure. Except as specified in Section 2 of Exhibit C, and subject to Section 3 of the Disclosure Schedule, no Group Company has any Subsidiary or presently own or Control, directly or indirectly, any interest in any other Person. The Group Companies do not maintain any offices or branches or Subsidiaries except for the offices disclosed in the Disclosure Schedule.

4.	Due Authorization. All corporate action on the part of the Company and, as applicable, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under this Agreement and any other documents the execution of which is contemplated hereunder, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Subscribed Shares being sold under this Agreement has been taken or will be taken prior to the Closing. The Company and the Founder have all requisite power and authority to execute and deliver this Agreement. This Agreement constitutes a valid and binding obligation of the Company and of the Founder, enforceable against it/him in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) the effect of rules of law governing the availability of equitable remedies.

5.	Valid Issuance.
(a)	The Subscribed Shares, when issued, sold and delivered in accordance with the terms of this Agreement will be duly and validly authorised and issued, credited as fully paid, and nonassessable.

(b)	The issued and outstanding share capital of the Group Companies are duly and validly authorized and issued, fully paid and nonassessable. All outstanding shares, options, warrants and other securities of the Company have been issued (and the issuance of Subscribed Shares shall be) in full compliance with the Company’s Constitutional Documents at the time of

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such issuance and the requirements of all Applicable Laws, including, to the extent applicable, the registration and prospectus delivery requirements of the United States Securities Act of 1933, as amended (the “Securities Act"), or in compliance with applicable exemptions therefrom, and all other provisions of applicable securities laws and regulations, including, without limitation, anti-fraud provisions.
6.	Financial Statement.
(a)	Prior to the date of the Closing, the Company has made available to the Investors its audited consolidated or combined financial statements for the fiscal year of 2008 and 2009 and its unaudited consolidated or combined financial statements (including balance sheet, profit and loss statement, and cash flow statement) for the first three (3) months ended March 31, 2010 (collectively, the “Financial Statements”).

(b)	The Financial Statements have been prepared in accordance with IFRS. Since March 31, 2010, none of the Group Companies has changed any of the accounting principles or practices used by it in the past.

(c)	The Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Group Companies on a consolidated or combined basis (as the case may be) as of the respective dates thereof and the results of operations of the Group Companies on a consolidated or combined basis (as the case may be) for the periods covered thereby. In particular, the Financial Statements reflect all debts, liabilities, and obligations of any nature whether due or to become due, (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) of the Group Companies on a consolidated or combined basis (as the case may be) as at the respective dates thereof, and contain all necessary reserves, provisions and accruals in accordance with IFRS. The Financial Statements present an accurate picture of the net assets, financing and results of operations of the Group Companies taken as a whole in accordance with IFRS as at the respective dates thereof.

(d)	All transactions conducted by the Group Companies have been duly recorded on their books and in their accounting records to the extent required by IFRS. As at March 31, 2010, the Group Companies have not incurred, assumed or guaranteed any liabilities or debts of any nature (whether due, fixed, contingent or otherwise) that were material to the business of the Group Companies taken as a whole and were not reflected or expressly provisioned against in the Financial Statements.

(e)	Except as set forth in the Financial Statements and in the Disclosure Schedule, (i) none of the Group Companies have any liability or obligation with an aggregate value or amount in excess of US$2,000,000, absolute or

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contingent (individually or in the aggregate), or any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed or guaranteed with an aggregate value or amount in excess of US$2,000,000; (ii) no Group Company is a guarantor or indemnitor of any liability, obligation or indebtedness of any Person, (iii) the Founder is not a guarantor or indemnitor of any liability, obligation or indebtedness of any Group Company, and (iv) neither the Founder nor the Company has pledged or created any Encumbrance over any of its interest in the securities of any Group Company.
7.	Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets, and none of its properties and assets is subject to any Encumbrance. With respect to the properties and assets it leases, each Group Company is in all material respects in compliance with each lease to which it is a party and such Group Company holds valid leasehold interests in such properties and assets.

8.	Status of Proprietary Assets.
(a)	Each Group Company (i) has independently developed and owns free and clear of any Encumbrance, or (ii) has a valid right or license to use, all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and as proposed to be conducted and, to the knowledge of the Company, without any conflict with or infringement of the rights of others. Section 8 of the Disclosure Schedule contains a complete list of Registered Intellectual Property of each Group Company.

(b)	There are no outstanding options, licenses, Contracts or rights of any kind granted by any Group Company or any other Person relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, Contracts or rights of any kind with respect to the Proprietary Assets of any other Person, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(c)	Neither the Founder nor any of the Group Companies has received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other Person, nor, to the best knowledge of the Group Companies is there any reasonable basis therefor. To the best knowledge of the Group Companies, no other Person is infringing any Proprietary Assets of any Group Company.

(d)	Neither the Founder, nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any

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Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best endeavors to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such Founder, officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company. Neither the execution, delivery nor performance of this Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, to the best knowledge of the Group Companies, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated.
9.	Material Contracts and Obligations.
(a)	All Contracts, indebtedness, liabilities and other obligations to which a Group Company is a party or by which it is bound, that (i) are material to the conduct and operations of such Group Company’s business and properties, (ii) involve any of the Founder, executive officers, directors or key employees of any Group Company or any shareholder of the Company; or (iii) obligate such Group Company to share, license or develop any product or technology (except licenses granted in the ordinary course of business), other than agreements entered into by or on behalf of any Group Company in the ordinary course of business, are disclosed in Section 9 of the Disclosure Schedule and have been made available for inspection by the Investors and their counsel (such Contracts, indebtedness, liabilities and other obligations, the “Material Contracts”). Such Contract, indebtedness, liabilities and obligations are valid and binding, in full force and effect and enforceable against such Group Company in accordance with its terms. None of the Group Companies is in default or breach in any material respect under any of such Contract, indebtedness, liabilities and obligations.

(b)	For purposes of this Section 9 of Exhibit C, “material” shall mean (i) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$2,000,000, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iii) not entered into in the ordinary course of business, (iv) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses for commercially readily available “off the shelf” computer software) or (v) an agreement the termination of which could be

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reasonably likely to have a Material Adverse Effect on any Group Company.
10.	Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (the “Action”) pending or currently threatened, against the Founder, any Group Company, the Founder’s or Group Company’s activities, properties or assets, or, to the best knowledge of the Group Companies, against any officer, director or employee of a Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken for or on behalf of, the Group Company or otherwise. To the best knowledge of the Group Companies, there is no factual or legal basis for any such Action that could be likely to result, individually or in the aggregate, in any Material Adverse Effect on the Founder or any Group Company. Neither the Founder nor the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority or instrumentality and there is no Action by the Founder or any Group Company currently pending or which he/it intends to initiate.

11.	Compliance with Laws; Consents and Permits.
(a)	None of the Group Companies is in any material respect in violation of any Applicable Law applicable to or binding upon it, including without limitation Applicable Law in respect of its formation or the conduct of its business or the ownership of its properties.

(b)	All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority or any third party, which are required to be obtained or made by any Group Company or the Founder in connection with due and proper establishment and operation of any Group Company and in connection with the consummation of the transactions contemplated under this Agreement shall have been obtained or made prior to and be effective as of the Closing. Except as the failure to do so could reasonably be expected to result in a Material Adverse Effect on the Group Companies taken as a whole or on the Company or on any PRC Subsidiary, each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as currently proposed to be conducted, which are in full force and effect. None of the Group Companies is in default in any material respect under any of such franchise, permit, license or other similar authority.

(c)	No Group Company is in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any permits or licenses issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it.

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(d)	In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any Group Company which are subject to periodic renewal, none of the Group Companies has any reason to believe that such requisite renewals will not be timely granted by the relevant Governmental Authorities.
12.	Non-Contravention. No Group Company is in, nor shall the conduct of its business as currently or currently proposed to be conducted result in, violation, breach or default of (a) any term of the Constitutional Documents of such Group Company, or (b) in any material respect any term or provision of any Material Contract to which such Group Company is a party or by which it may be bound, or (c) any provision of any Applicable Law applicable to or binding upon such Group Company where such violation, breach or default could reasonably be expected to result in a Material Adverse Effect on such Group Company. None of the activities, Contract, or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any such violation, breach or default, or conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents of any Group Company or any Material Contract, or a violation of any Applicable Law, or an event which results in the creation of any Encumbrance (or any obligation to create any Encumbrance) upon any asset of any Group Company. The Constitutional Documents of each Group Company are valid and have been duly approved or issued (as applicable) by the competent Governmental Authorities.

13.	Disclosure. Each of the Group Companies has provided or made available to the Investors with all the information that the Investors have requested for deciding whether to purchase the Subscribed Shares and all information that each of the Group Companies believe is reasonably necessary to enable the Investors to make such decision. No representation or warranty by the Company in this Agreement and no written information or materials provided by any Group Company or the Founder to the Investors in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading, including without limitation the Financial Statements and any information contained therein.

14.	Registration Rights. Except as disclosed in the Disclosure Schedule, neither the Founder nor any Group Company has granted or agreed in writing to grant any Person any registration rights with respect to, nor is any Group Company obliged to list or register, any Group Company’s equity interest on any stock exchange.

15.	Activities Since Financial Statements. Since March 31, 2010, (a) each Group Company has conducted their respective businesses in ordinary course, in substantially the same manner in which they had been previously conducted and

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(b)	there has not been any event or condition of any character which could have a Material Adverse Effect on any Group Company.
16.	Tax Matters.
(a)	Each of the Group Companies has timely filed all tax returns and reports as required by Applicable Law. Such tax returns and reports are true and correct in all material respects. All taxes actually assessed against each of the Group Companies (whether or not shown on any tax return or report) have been paid on or prior to the due date for such taxes. None of Group Companies is currently the beneficiary of an extension of time within which to file any tax return or report with any applicable taxing authority.

(b)	There has been no deficiency for taxes assessed against any of the Group Companies by any taxing authority and no circumstances exist, to the knowledge of the Group Companies, that could reasonably be expected to cause any Group Company to be assessed for a material tax deficiency.
17.	Interested Party Transactions.
(a)	Except as disclosed in the Financial Statements and in Section 17 of the Disclosure Schedule, none of the Founder, officer, employee or director of a Group Company or any Affiliate of any of the foregoing has any Contract, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits) (other than those transactions contemplated in this Agreement).

(b)	Except as disclosed in the Financial Statements and in Section 17 of the Disclosure Schedule, neither any officer, employee or director of a Group Company nor any Affiliate of any of the foregoing has any direct or indirect ownership interest in any firm or corporation with which a Group Company or Founder is affiliated or with which a Group Company or Founder has a business relationship, or any firm or corporation that competes with a Group Company. Neither the Founder nor any of his Affiliate has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company (other than other Group Companies).

(c)	Except as disclosed in the Financial Statements and in Section 17 of the Disclosure Schedule, none of the Founder, officer, employee or director of a Group Company or any Affiliate of any of the foregoing has had, either directly or indirectly, a material interest in: (i) any Person which purchases

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from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.
18.	Employee Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws. To the best knowledge of the Group Companies, none of the Group Company’s officers or key employees intends to terminate his or her employment with such Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee. None of the Group Companies is a party to or bound by any currently effective incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement except the ESOP and the option agreements entered under the ESOP. Each Founder, employee and officer of the Group Companies has duly executed a confidential information and invention assignment agreement with such Group Company (the “Confidentiality Agreement”). The Group Companies have no knowledge that any of the Founder, employees, directors, officers or consultants are in violation thereof. Unless disclosed in Section 18 of the Disclosure Schedule, neither the Founder nor the key employees of any Group Company are involved in any daily business, operation, management and administration of any Person other than the Group Companies. Each of the key employees of the Group Companies and the Founder has devoted his/her full business efforts and time to the Group Companies, and the performance of his/her duties to the Group Companies will not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which he/she is a party or is otherwise bound. Nothing contained in the Confidentiality Agreement or other related agreements will modify the provisions hereof and in the case of any conflict, this provision shall prevail.

19.	No Other Business. The Company was formed solely to acquire and hold an equity interest in the HK Subsidiary. Since its formation, the Company has not engaged in any other business and, subject to other provisions in this Exhibit C, has not incurred any liability. The HK Subsidiary was formed solely to acquire and hold an equity interest in each PRC Subsidiary. Since its formation, the HK Subsidiary has not engaged in any other business and, subject other provisions in this Exhibit C, has not incurred any liability. Each PRC Subsidiary since established is engaged solely in the PRC Subsidiary Principal Business and has no other activities.

20.	Financial Advisor Fees. There exists no Contract between any Group Company or any of its Affiliates on one hand, and any investment bank or other financial advisor on the other hand under which such Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the Subscribed Shares.

21.	Environmental Matters.

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(a)	No Group Company or its Affiliates is in any material respect in violation of any applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules or timetables imposed or required by any Governmental Authority or Applicable Law relating to pollution or protection of the environment, including without limitation, Applicable Laws relating to the emission, discharge or release of any substance into the environment (including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata located both on and off-site) (the “Environmental Laws”).

(b)	All environmental documents, information, material, permits, consents, certificates, registrations, licenses, franchises and other authorisations and approvals necessary to conduct the business of each Group Company as currently or currently proposed to be conducted (including without limitation those applicable to its respective buildings, properties, land, sites, plant, equipment, facilities or applicable to the PRC Subsidiary Principal Business) (the “Environmental Licenses”) have been lawfully and validly issued and are currently valid and in full force and effect, and the absence of which might have a Material Adverse Effect on the Group Companies taken as a whole or on the Company or on any PRC Subsidiary. To the knowledge of the Company, all such Environmental Licenses are not subject to any threat from any Governmental Authority to revoke, cancel, withdraw, terminate, suspend, not renew, or modify any such Environmental Licenses.

(c)	None of the Group Company knows or should know of (i) any past leaks, spills or discharges into the ground, water or air of any chemicals, fuels or other substances which are potentially harmful to the environment (within the meaning of the applicable Environmental Laws), or (b) any contamination caused by same of any buildings, soils or ground water currently existing on any property or land owned by any Group Company.
22.	Minute Books. The internal records of each Group Company contain a complete summary of all material meetings and actions taken by directors and equity interest holders of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

23.	Insurance. Section 23 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other Person in relation to any of such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and, to the best knowledge of the Group Companies, no circumstances which would give rise to any claim under any of such policies of insurance.

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24.	Founder SAFE Registration. The Founder is not in violation against any Applicable Law with respect to his direct or indirect holding of any equity interest in the Founder Holdco or in the Company (if any), and the Founder is not required under any Applicable Law to register such shareholding or in connection with the transaction contemplated hereunder with the State Administration for Foreign Exchange of the PRC as required under the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents , and any other Applicable Law imposed by the PRC Governmental Authorities, nor to obtain any necessary consents, approvals, permits and registrations in connection therewith under any Applicable Law.

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EXHIBIT D
NOTICE
For the purpose of the notice provisions contained in this Agreement, the following are the initial facsimile number and mailing address of each Party hereto:
In case of the Founder:
KWOK PING SUN
Address: Building 4, No. 150, Yonghe Road, Shanghai, PRC
Post Code: 200072
Fax Number: (8621) 6652-0666
In case of the Company:
NOBAO RENEWABLE ENERGY HOLDINGS LIMITED
Address: Building 4, No. 150, Yonghe Road, Shanghai, PRC
Post Code: 200072
Fax Number: (8621) 6652-0666
Attention: Mr. Kwok Ping Sun
In case of any Investor:
c/o CMS CAPITAL (HK) CO., LTD.
Address: 48/F, One Exchange Square, Central, Hong Kong
Fax Number: (852) 2899 2867
Attention: Mr. Ray Feng / Mr. Vincent Phen

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EXHIBIT E
FORM OF LOCKUP AGREEMENT

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Lock-Up Agreement
[•]
_________, ____
As Representatives of the several Underwriters
named in Schedule [•] attached to the Underwriting Agreement (as defined below).
Re: Nobao Renewable Energy Holdings Limited
Ladies and Gentlemen:
     The undersigned understands that you, as representatives (the “Representatives”) on behalf of the several underwriters named in Schedule [•] to such agreement (collectively, the “Underwriters”), proposes to enter into an underwriting agreement (the “Underwriting Agreement”) with Nobao Renewable Energy Holdings Limited (the “Company”), a company incorporated in the Cayman Islands, and the Selling Shareholders named therein, with respect to the public offering (the “Offering”) of American Depositary Shares (the “ADSs”), each representing [•] ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”).
          In recognition of the benefit that such an offering will confer upon the undersigned, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned will not, for a period of 180 days after the date of the Underwriting Agreement (the “Lock-Up Period”), without the prior written consent of the Representatives on behalf of the Underwriters, (1) directly or indirectly, offer, sell, pledge, contract to sell, announce the intention to sell, issue, lend, grant or purchase any option, right or warrant for the sale of, or otherwise dispose of or transfer, any of the ADSs, Ordinary Shares underlying the ADSs or any securities of the Company that are convertible into or exercisable or exchangeable for ADSs or Ordinary Shares (collectively, the “Lock-Up Securities”), whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition; or (2) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Lock-Up Securities, whether any such swap or transaction described in (1) or (2) above is to be settled by delivery of the Lock-Up Securities or other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the sale and transfer of the ADSs and the underlying Ordinary Shares in the Offering, (b) transactions relating to any Lock-Up Security acquired in open market transactions after the completion of the Offering, (c) the exercise of any of the undersigned’s rights to acquire any Lock-Up Security of the Company issued pursuant to any share option or similar equity incentive or compensation plan of the Company (collectively, the “Equity Incentive Grants”), provided that in each case, such plan is in effect as of the date of and disclosed in the prospectus to the Offering (it being understood that any subsequent sale, transfer or disposition of any securities of the Company issued upon exercise of such Equity Incentive Grants shall be subject to the restrictions set forth in this Agreement), (d) transfers of Lock-Up Securities to affiliates (as defined in Rule 12b-2 of the Exchange

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Act) of the undersigned, (e) transfers of Lock-Up Securities to (i) an immediate family member or a trust formed for the benefit of the undersigned or any immediate family member of the undersigned, (ii) as a bona fide gift, or (iii) through will or intestacy, provided that in the case of any transfer or distribution pursuant to clauses (d) and (e), each transferee, donee or distributee shall sign and deliver a lock up letter substantially in the form of this Lock-Up Agreement. For purposes of this paragraph, “immediate family member” means the spouse, domestic partner, any lineal descendant, father, mother, brother or sister of the transferor.
          Notwithstanding the above, if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news about the Company or a material event relating to the Company occurs, or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results, or it becomes aware that material news about the Company will be released or a material event will occur, during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the material news or the occurrence of the material event, as applicable, unless the Representatives waive, in writing, such extension.
          The undersigned further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-up Agreement during the period from the date of this Lock-up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired. At any time and without public notice, the Representatives may, in their sole discretion, provide consent to release some or all the Lock-Up Securities from this Lock-Up Agreement.
          In addition, the undersigned hereby waives any and all preemptive rights, participation rights, resale rights, rights of first refusal and other similar rights that the undersigned may have in connection with the Offering or with any issuance or sale by the Company of any equity or other securities before the Offering, except for any such rights as have been heretofore duly exercised.
          The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with this Lock-Up Agreement.
          The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.
          Notwithstanding anything to the contrary contained herein, this Lock-Up Agreement will terminate and the undersigned will be released from all of its obligations

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hereunder on [•] if the Offering shall not have completed on or before such date. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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Very truly yours,

[Name of Shareholder]

Authorized Signature

Title